Exhibit 2.9

FOURTH AMENDMENT
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
RED IRON ACCEPTANCE, LLC

THIS FOURTH AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF RED IRON ACCEPTANCE, LLC, dated as of July 17, 2019 (this “Amendment”), is entered into by and between RED IRON HOLDING CORPORATION, a Delaware Corporation (“Toro Sub”), and TCFIF JOINT VENTURE I, LLC, a Minnesota limited liability company (“TCFIF Sub”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement (as hereinafter defined).
RECITALS
A.Toro Sub and TCFIF Sub are parties to that certain Limited Liability Company Agreement of Red Iron Acceptance, LLC, dated as of August 12, 2009, as amended by the Amendment No. 1 to Limited Liability Company Agreement of Red Iron Acceptance, LLC, made as of May 31, 2011 and by the Second Amendment to Limited Liability Company Agreement of Red Iron Acceptance, LLC dated as of June 6, 2012 and by the Third Amendment to Limited Liability Company Agreement of Red Iron Acceptance, LLC dated as of November 29, 2016 (as so amended, the “LLC Agreement”).
B.The parties hereto have agreed to amend the LLC Agreement as provided herein.
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Amendments.
(a)    Change in yearly meetings of the Management Committee. The second sentence of Section 6.02 paragraph (b) of the LLC Agreement is amended to read as follow:
“The initial meeting of the Management Committee shall be held within sixty (60) days of the Formation Date and, thereafter, the Management Committee shall meet at least biannually each fiscal year.”
As a result, Section 6.02 (b) is restated in its entirety to read as follows
“Subject to the next sentence, the Management Committee shall meet at such times as may be necessary for the Business on at least ten (10) business days’ prior written notice to each Manager of such meeting given by any one (1) Manager, which written notice shall contain the time and place of such meeting and the proposed items of business; unless otherwise agreed by a Majority of the Managers, meetings of the Management Committee shall be held at the office of one of the Members. The initial meeting of the Management Committee shall be held within (60) days of the Formation Date and, thereafter, the Management Committee shall meet at least bi-annually each fiscal year. Provided that proper and adequate notice has been provided as required by the first sentence of this Section 6.02(b), the presence of at least a Majority of the Managers (or their respective alternates) shall be required to constitute a quorum for the transaction of any business by the Management Committee. Each Manager shall have one (1) vote on all matters before the Management Committee. All actions of the Management Committee shall require the affirmative vote of at least a Majority of the Managers. No Manager (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter, except pursuant to a resolution expressly authorizing such action (and authorizing such Manager to bind the Company with respect to such action) which resolution is duly adopted by the Management Committee by the affirmative vote of at least a Majority of the Managers.”
2.Affirmation of LLC Agreement; Further References. The parties hereto each acknowledge and affirm that the LLC Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the LLC Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the LLC Agreement (including references in the LLC Agreement to the terms thereof) are hereby amended to refer to the LLC Agreement as amended through this Amendment.
3.Entire Agreement. This Amendment, on and after the date hereof, contains all of the understanding and agreements of whatsoever kind and nature existing among the parties hereto and their respective Affiliates with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties hereto and their respective Affiliates pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.
4.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RED IRON HOLDING CORPORATION

By:	/s/ Renee J. Peterson
Name: Renee J. Peterson
Its: President

TCFIF JOINT VENTURE I, LLC

By:	/s/ Mark J. Wrend
Name: Mark J. Wrend
Its: Executive Vice President

(Signature page to Fourth Amendment to Limited Liability Company Agreement of Red Iron Acceptance, LLC)
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